Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”), dated as of July 25, 2012, between Arch Capital Group Ltd., a Bermuda corporation (the “Company”), and Mark D. Lyons (the “Executive”).

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01. Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

“Accounting Firm” has the meaning set forth in Section 12.10(b).

“Affiliate” means any Person, directly or indirectly, through one or more intermediaries, Controlling, Controlled by, or under common Control with the Company.  For purposes hereof, (a) “Control” means the ownership, directly or indirectly, of (i) in the case of a corporation, Voting Securities (as defined below) representing 50% or more of the total voting power or value of all the then outstanding Voting Securities of such corporation or (ii) in the case of a partnership, limited liability company, association or other business entity (“Business Entity”), 50% or more of the partnership or other similar ownership interest of such Business Entity; and (b) “Voting Security” means any security of a corporation which carries the right to vote generally in the election of directors.  For purposes of the definition of “Control,” (x) a Person will be deemed to have a 50% or more ownership interest in a Business Entity if such Person is allocated 50% or more of Business Entity gains or losses or controls the managing director or member or general partner of such Business Entity; and (y) “Controlling” and “Controlled” have meanings correlative thereto.

“Base Salary” has the meaning set forth in Section 4.01.

“Cause” means (a) theft or embezzlement by the Executive with respect to the Company or its Affiliates; (b) malfeasance or gross negligence in the performance of the Executive’s duties; (c) the Executive’s conviction of any felony or any crime involving moral turpitude; (d) willful or prolonged absence from work by the Executive (other than by reason of disability due to physical or mental illness) or failure, neglect or refusal by the Executive to perform his duties and responsibilities; (e) continued and habitual use of alcohol by the Executive to an extent which materially impairs the Executive’s performance of his duties; (f) the Executive’s use of illegal drugs; (g) the Executive’s failure to use his best efforts to obtain, maintain or renew the work permit described in Section 3.02 below; or (h) the material breach by the Executive of any of the covenants contained in this Agreement.  Cause shall not exist with respect to items (b), (d), (e), (f), (g) or (h) (other than, in the case of item (h), a breach of Section 11.01) unless and until Executive has been given written notice specifying in detail the circumstances giving rise to the alleged cause, and the Executive shall have failed, within twenty (20) days after such notice, to remedy (or, if such alleged cause cannot be remedied within twenty (20) days, diligently commenced to remedy) the alleged cause.

“Code” has the meaning set forth in Section 12.09.

“Confidential Information” means information that is not generally known to the public and that was or is used, developed or obtained by the Company or its Affiliates in connection with their business. It shall not include information (a) required to be disclosed by court or administrative order or called for in a subpoena or discovery request regular on its face, (b) lawfully obtainable from other sources or which is in the public domain through no fault of the Executive; or (c) the disclosure of which is consented to in writing by the Company.

“Date of Termination” has the meaning set forth in Section 5.06 and Section 5.02.

“Employment Period” has the meaning set forth in Section 2.01 and Section 5.02.

“Good Reason” means, without the Executive’s written consent and subject to the timely notice requirement and the Company’s opportunity to cure set forth in Section 5.05 below, (a) the material diminution of any material duties or responsibilities of the Executive; (b) a material reduction in the Executive’s Base Salary; or (c) any material breach by the Company of the provisions contained in this Agreement.

“Intellectual Property” has the meaning set forth in Section 7.01.

“Notice of Termination” has the meaning set forth in Section 5.05.

“Noncompetition Period” has the meaning set forth in Section 9.01.

“Nonsolicitation Period” has the meaning set forth in Section 9.02.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, an estate, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Permanent Disability” means those circumstances where the Executive is unable to continue to perform the usual customary duties of his assigned job or as otherwise assigned in accordance with the provisions of this Agreement for a period of six (6) months in any twelve (12) month period because of physical, mental or emotional incapacity resulting from injury, sickness or disease. Any questions as to the existence of a Permanent Disability shall be determined by a qualified, independent physician selected by the Company and approved by the Executive (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

“Reimbursable Expenses” has the meaning set forth in Section 4.04.

“Start Date” has the meaning set forth in Section 2.01.

ARTICLE 2

EMPLOYMENT

SECTION 2.01. Employment. The Company shall employ the Executive, and the Executive shall accept employment with the Company, for the period beginning on September 1, 2012 (the “Start Date”) and ending as provided in Section 5.01 (the “Employment Period”).  If the Executive fails to satisfy the condition set forth in the preceding sentence, he shall forfeit all rights hereunder.

ARTICLE 3

POSITION AND DUTIES

SECTION 3.01. Position and Duties. During the Employment Period, the Executive shall serve as Executive Vice President and Chief Financial Officer of the Company and shall have such responsibilities, powers and duties as may from time to time be prescribed by the Board of Directors of the Company; provided that such responsibilities, powers and duties are substantially consistent with those customarily assigned to individuals serving in such positions at comparable companies or as may be reasonably required by the conduct of the business of the Company.  During the Employment Period the Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company. The Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person or for-profit organization not related to the business of the Company or its Affiliates, whether for compensation or otherwise, without prior written consent of the Company.

SECTION 3.02. Work Permits. The Executive shall use his best efforts to obtain, maintain and renew a suitable (for the purposes of the Executive’s contemplated employment by the Company) work permit by the Bermuda government authorities and any other permits required by any Bermuda government authority.  The Company shall be responsible for permit fees, and all other expenses, including legal expenses, in connection with obtaining and maintaining such work permit.

SECTION 3.03. Work Location. While employed by the Company hereunder, the Executive shall perform his duties (when not traveling or engaged elsewhere in the performance of his duties) at the offices of the Company in Bermuda.  The Executive shall travel to such places on the business of the Company in such manner and on such occasions as the Company may from time to time reasonably require.

SECTION 3.04.  Relocation.  The Company shall reimburse the Executive for all reasonable expenses incurred by him (i) in relocating his household items to Bermuda; and (ii) in establishing his residence in Bermuda, including costs of temporary housing, leasing or brokerage fees and commissions, and transportation from the United States and within Bermuda, in each case, subject to the Company’s requirements with respect to reporting and documentation of such expenses; provided, however, that such reimbursement shall be made to the Executive promptly following presentation by the Executive to the Company of required documentation, but in no event later than December 31, 2013.  Upon the termination of Executive’s employment for any reason, the Company shall reimburse the Executive for all reasonable expenses incurred by him for the cost of relocating all of his household items to the United States and airfare for Executive and his family to return to the United States, in each case, subject to the Company’s requirements with respect to reporting and documentation of such expenses; provided, however, that any such expenses must be incurred by the Executive not later than the last day of the calendar year following the calendar year in which the Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company occurs, and any such reimbursement shall be made promptly upon presentation by the Executive to the Company of the required documentation and, in all events, no later than the last day of the second calendar year following the calendar year in which the Executive’s “separation from service” with the Company occurs.

ARTICLE 4

BASE SALARY AND BENEFITS

SECTION 4.01. Base Salary. During the Employment Period, the Executive’s base salary will be $700,000 per annum (the “Base Salary”). The Base Salary will be payable monthly on the 15th day of each month, two weeks in arrears and two weeks in advance. Annually during the Employment Period the Company shall review with the Executive his job performance and compensation, and if deemed appropriate by the Board of Directors of the Company, in its discretion, the Executive’s Base Salary may be increased.  Normal hours of employment are 8:30 a.m. to 5:00 p.m., Monday to Friday.  The Executive’s salary has been computed to reflect that his regular duties are likely, from time to time, to require more than the normal hours per week and the Executive shall not be entitled to receive any additional remuneration for work outside normal hours.

SECTION 4.02. Bonuses. In addition to the Base Salary, the Executive shall be eligible to participate in an annual bonus plan on terms set forth from time to time by the Board of Directors of the Company; provided, however, that the Executive’s target annual bonus will be 100% of his Base Salary.

SECTION 4.03. Benefits. In addition to the Base Salary, and any bonuses payable to the Executive pursuant to this Agreement, the Executive shall be entitled to the following benefits during the Employment Period:

(a)         such major medical, life insurance and disability insurance coverage as is, or may during the Employment Period, be provided generally for other senior executive officers of the Company as set forth from time to time in the applicable plan documents;

(b)         in addition to the usual public holidays and eight (8) paid days off for sick leave, a maximum of four (4) weeks of paid vacation annually during the term of the Employment Period (Section 11 of the Bermuda Employment Act 2000 shall otherwise not apply to the Executive’s employment hereunder);

(c)          benefits under any plan or arrangement available generally for the senior executive officers of the Company, subject to and consistent with the terms and conditions and overall administration of such plans as set forth from time to time in the applicable plan documents;

(d)         payment by the Company of the reasonable cost of preparation of annual tax returns and associated tax planning on a basis no less favorable than such arrangements provided to similarly situated senior executives residing in Bermuda, and the cost paid by the Company under this Section 4.03(d) for one calendar year shall be paid by the Company promptly upon presentation by the Executive to the Company of the required documentation and, in all events, not later than the end of the following calendar year;

(e)          payment by the Company of an amount equal to the excess, if any, of the amount of income and employment taxes payable by the Executive for a calendar year to Bermuda, Illinois and any other governmental taxing authority on the compensation paid to the Executive by the Company over the amount that would have been payable by the Executive on such compensation had he resided in Illinois for the entire calendar year, such reimbursement to be made promptly upon determination by the Company and, in all events, not later than the last day of the calendar year following the calendar year for which the excess tax was incurred; and

(f)           other fringe benefits customarily provided from time to time during the Employment Period to similarly situated senior executives residing in Bermuda.

SECTION 4.04.  Expenses.  The Company shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses (“Reimbursable Expenses”), subject to the Company’s requirements with respect to reporting and documentation of expenses.  In addition, the Company will reimburse the Executive, on an after-tax basis, for his reasonable expenses incurred in traveling between Bermuda and the United States during the Employment Period, and such reimbursement shall be made promptly, but in no event later than the end of the calendar year following the calendar year during which the expense was incurred by the Executive.

SECTION 4.05. Share-Based Awards.  The Executive shall be eligible to participate in the Company’s Long Term and Incentive Share Award Plans (and any similar plan adopted by the Company) under which share-based awards may be awarded by the Board of Directors of the Company in its discretion.

SECTION 4.06.  Retention Share-Based Awards.  Subject to approval by the Board of Directors of the Company (“Board Approval”), the Company shall grant to the Executive share appreciation rights with respect to:  (a) 60,000 of the Company’s common shares at an exercise price equal to the closing market price on the date of such Board Approval (the “Grant Date”), which award will vest in full on the fifth anniversary of the Grant Date; and (b) 15,000 of the

Company’s common shares at an exercise price equal to the closing market price on the Grant Date, which award will vest in three equal annual installments on the first, second and third anniversaries of the Grant Date.  Subject to Board Approval, on the Grant Date, the Company shall also grant to the Executive:  (A) 60,000 restricted common shares of the Company, which will vest in full on the fifth anniversary of the Grant Date; and (B) 15,000 restricted common shares of the Company, which will vest in three equal annual installments on the first, second and third anniversaries of the Grant Date.  The other terms of such share-based awards shall be as set forth in the applicable award agreements as approved by the Board of Directors of the Company.

ARTICLE 5

TERM AND TERMINATION

SECTION 5.01. Term. The Employment Period will terminate on the third anniversary of the Start Date; provided that (a) the Employment Period shall terminate prior to such date upon the Executive’s death or Permanent Disability, (b) the Employment Period may be terminated by the Company for any reason prior to such date, and (c) the Employment Period may be terminated by the Executive at any time prior to such date, if such termination shall be for Good Reason. In addition, this Agreement will be automatically extended on the same terms and conditions for successive one year periods following the original term until either the Company or the Executive, at least one hundred eighty (180) days prior to the expiration of the original term or any extended term, shall give written notice of their intention not to renew the Agreement.

SECTION 5.02. Unjustified Termination. Except as otherwise provided in Section 12.09, if the Employment Period shall be terminated (i) at the end of the Employment Period due to the Company giving written notice of non-extension pursuant to Section 5.01 above, or (ii) prior to the expiration of the original term (or the Employment Period as extended pursuant to Section 5.01) by the Executive for Good Reason or by the Company not for Cause (such terminations under clauses (i) and (ii) of this Section 5.02 are collectively referred to as “Unjustified Terminations”), the Executive shall be paid solely (except as provided in Section 5.04 below or as specifically provided in the Company’s Incentive Compensation Plan or successor plan) an amount equal to the greater of (i) eighteen (18) months of the Base Salary and (ii) the total remaining Base Salary for the Employment Period which would have been paid to the Executive under this Agreement if the Employment Period had not been so terminated, provided the Executive shall be entitled to such payments only if the Executive has not breached and does not breach in any material respect the provisions of Sections 6.01, 7.01, 8.01, 9.01 or 9.02 and the Executive has entered into a general release of claims reasonably satisfactory to the Company on or before the date that is fifty (50) days following the Date of Termination and does not revoke such release prior to the end of the statutory seven (7) day revocation period.  Subject to Section 12.09 below, such amounts will be paid as follows:  (A) an amount equal to twelve (12) months of the Base Salary shall be paid in twelve (12) equal installments, the first two (2) of which shall be paid on the date that is two (2) months following the Date of Termination and the next ten (10) of which will be paid in ten (10) equal monthly installments commencing on the date that is three (3) months following the Date of Termination and continuing on each of the next nine (9)

monthly anniversaries of the Date of Termination; and (B) the balance of the total amount payable under this Section 5.02 will be paid in a lump sum on the first anniversary of the Date of Termination.  In addition, promptly following an Unjustified Termination, the Executive shall also be reimbursed for all Reimbursable Expenses incurred by the Executive prior to such Unjustified Termination.  Notwithstanding any provision hereof to the contrary, in order for the Executive to terminate the Employment Period for Good Reason, such termination of employment must occur no later than sixty (60) days after the date the Executive gives written notice in accordance with Section 5.05 below to the Company of the occurrence of the event or condition that constitutes Good Reason.  Notwithstanding any provision of this Agreement to the contrary, for purposes of this Section 5.02 and the last sentence of Section 5.04, the Executive will be deemed to have terminated his employment on the date of his “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) with the Company, the Employment Period will be deemed to have ended on the date of his “separation from service” with the Company, and the Date of Termination will be deemed to be the date of his “separation from service” with the Company.

SECTION 5.03. Justified Termination. If the Employment Period shall be terminated (i) prior to the expiration of the original term (or the Employment Period as extended pursuant to Section 5.01) (a) by the Company for Cause, (b) as a result of the Executive’s resignation or leaving of his employment, other than for Good Reason or (c) as a result of the death or Permanent Disability of the Executive, or (ii) at the end of the Employment Period as a result of the Executive’s provision of written notice not to extend the Employment Period under Section 5.01 (such terminations under clauses (i) and (ii) of this Section 5.03 are collectively referred to as “Justified Terminations”), the Executive shall be entitled to receive solely (except as provided in Section 5.04 below or as specifically provided in the Company’s Incentive Compensation Plan or successor plan) his Base Salary earned through the date of termination of employment and reimbursement of all Reimbursable Expenses incurred by the Executive prior to such Justified Termination.  If the termination is by reason of the death or Permanent Disability of the Executive, the Executive also shall be entitled to receive a prorated portion of his target annual bonus based on the number of days elapsed in the calendar year through the Date of Termination (offset by any life insurance proceeds received or disability insurance proceeds relating to periods following the date of termination of employment from any insurance coverages provided by the Company or any of its Affiliates), and such amount, if any, shall be paid to the Executive by no later than March 15 of the calendar year following the calendar year of such termination of employment.  For such purposes, the annual bonus shall not be less than the average annual bonus received for the preceding three years.

SECTION 5.04. Benefits. Except as otherwise required by mandatory provisions of law, all of the Executive’s rights to fringe and other benefits under this Agreement or otherwise, if any, accruing after the termination of the Employment Period as a result of a Justified Termination will cease upon such Justified Termination. Notwithstanding the foregoing, if such Justified Termination is a result of a Permanent Disability or if the Employment Period is terminated as a result of an Unjustified Termination, the Executive shall continue to receive his major medical insurance coverage benefits from the Company’s plan in effect at the time of such termination for a period equal to the lesser of (i) twelve (12) months after the Date of Termination, and (ii) until the Executive is provided by another employer with benefits substantially comparable (with no pre-existing condition limitations) to the benefits provided by such plan.

SECTION 5.05.  Notice of Termination and Opportunity to Cure.  Any termination by the Company for Permanent Disability or Cause or without Cause or by the Executive for Good Reason shall be communicated by written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the date the termination is to take effect (consistent with the terms of this Agreement), the specific termination provision in this Agreement relied upon and, for a termination for Permanent Disability or for Cause or for a resignation for Good Reason, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision indicated.  It shall be a condition precedent to the Executive’s right to terminate employment for Good Reason that (i) the Executive shall first have given the Company written notice that an event or condition constituting Good Reason has occurred within ninety (90) days after such occurrence, and any failure to give such written notice within such period will result in a waiver by the Executive of his right to terminate for Good Reason as a result of such event or condition, and (ii) a period of thirty (30) days from and after the giving of such written notice shall have elapsed without the Company having effectively cured or remedied such occurrence during such 30-day period, unless such occurrence cannot be cured or remedied within thirty (30) days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional fifteen (15) days) provided that the Company has made and continues to make a diligent effort to effect such remedy or cure.

SECTION 5.06.  Date of Termination.  “Date of Termination” shall mean (a) if the Employment Period is terminated as a result of a Permanent Disability, five (5) days after a Notice of Termination is given, (b) if the Employment Period is terminated by the Executive for Good Reason, the date specified in the Notice of Termination consistent with the terms hereof, (c) if the Employment Period terminates due to expiration of the term of this Agreement, the date the term expires, and (d) if the Employment Period is terminated for any other reason (including for Cause), the date designated by the Company in the Notice of Termination, which date shall be a date on or following the date of such Notice of Termination.

ARTICLE 6

CONFIDENTIAL INFORMATION

SECTION 6.01. Nondisclosure and Nonuse of Confidential Information. The Executive will not disclose or use at any time during or after the Employment Period any Confidential Information of which the Executive is or becomes aware, whether or not such Confidential Information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance of duties assigned to the Executive pursuant to this Agreement. Under all circumstances and at all times, the Executive will take all appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft.

ARTICLE 7

INTELLECTUAL PROPERTY

SECTION 7.01. Ownership of Intellectual Property. In the event that the Executive as part of his activities on behalf of the Company generates, authors or contributes to any invention, design, new development, device, product, method of process (whether or not patentable or reduced to practice or comprising Confidential Information), any copyrightable work (whether or not comprising Confidential Information) or any other form of Confidential Information relating directly or indirectly to the business of the Company as now or hereinafter conducted (collectively, “Intellectual Property”), the Executive acknowledges that such Intellectual Property is the sole and exclusive property of the Company and hereby assigns all right title and interest in and to such Intellectual Property to the Company. Any copyrightable work prepared in whole or in part by the Executive during the Employment Period will be deemed “a work made for hire” under Section 201(b) of the United States Copyright Act of 1976, as amended, and the Company will own all of the rights comprised in the copyright therein. The Executive will promptly and fully disclose all Intellectual Property and will cooperate with the Company to protect the Company’s interests in and rights to such Intellectual Property (including providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company, whether such requests occur prior to or after termination of Executive’s employment hereunder).

ARTICLE 8

DELIVERY OF MATERIALS UPON TERMINATION OF EMPLOYMENT

SECTION 8.01. Delivery of Materials upon Termination of Employment. As requested by the Company, from time to time and upon the termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all property of the Company in the Executive’s possession or within his control, including, without limitation, all copies and embodiments, in whatever form or medium, of all Confidential Information or Intellectual Property (including written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information or Intellectual Property), irrespective of the location or form of such property and, if requested by the Company, will provide the Company with written confirmation that all such property have been delivered to the Company.

ARTICLE 9

NONCOMPETITION AND NONSOLICITATION

SECTION 9.01. Noncompetition. The Executive acknowledges that during his employment with the Company, he will become familiar with trade secrets and other Confidential Information concerning the Company and its Affiliates and their respective predecessors, and that his services will be of special, unique and extraordinary value to the Company.  In addition, the Executive hereby agrees that at any time during the Employment Period, and for a period ending one (1) year after the termination of the Executive’s employment (the “Noncompetition Period”), he will not directly or indirectly own, manage, control, participate in, consult with, render services for or in any manner engage in any business competing with the businesses of the Company or its Affiliates as such businesses exist or are in process as of the date of termination, within any geographical area in which the Company or its Affiliates engage or plan to engage in such businesses.  It shall not be considered a violation of this Section 9.01 for the Executive to be a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.

SECTION 9.02. Nonsolicitation. The Executive acknowledges that during his employment with the Company, he will become familiar with trade secrets and other Confidential Information concerning the Company, its Affiliates and their respective predecessors, and that his services will be of special, unique and extraordinary value to the Company.  The Executive hereby agrees that (a) during the Employment Period and for a period of one (1) year after the date of termination of employment (the “Nonsolicitation Period”) the Executive will not, directly or indirectly, induce or attempt to induce any employee of the Company or its Affiliates to leave the employ of the Company or its Affiliates, or in any way interfere with the relationship between the Company or its Affiliates and any employee thereof or otherwise employ or receive the services of any individual who was an employee of the Company or its Affiliates at the Date of Termination or within the six-month period prior thereto, and (b) during the Nonsolicitation Period, the Executive will not induce or attempt to induce any customer, supplier, client, insured, reinsured, reinsurer, broker, licensee or other business relation of the Company or its Affiliates to cease doing business with the Company or its Affiliates.

SECTION 9.03. Enforcement. If, at the enforcement of Sections 9.01 or 9.02, a court holds that the duration or scope stated therein are unreasonable under circumstances then existing, the parties agree that the maximum duration and scope reasonable under such circumstances will be substituted for the stated duration or scope and that the court will be permitted to revise the restrictions contained in this Article 9 to cover the maximum duration and scope permitted by law.

ARTICLE 10

EQUITABLE RELIEF

SECTION 10.01. Equitable Relief. The Executive acknowledges that (a) the covenants contained herein are reasonable, (b) the Executive’s services are unique, and (c) a breach or threatened breach by him of any of his covenants and agreements with the Company contained in Sections 6.01, 7.01, 8.01, 9.01 or 9.02 could cause irreparable harm to the Company for which it would have no adequate remedy at law. Accordingly, and in addition to any remedies which the Company may have at law, in the event of an actual or threatened breach by the Executive of his covenants and agreements contained in Sections 6.01, 7.01, 8.01, 9.01 or 9.02, the Company shall have the absolute right to apply to any court of competent jurisdiction for such injunctive or other equitable relief as such court may deem necessary or appropriate in the circumstances.

ARTICLE 11

EXECUTIVE REPRESENTATIONS

SECTION 11.01. Executive Representations. The Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound, (b) the Executive is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other Person that affects his right or ability to perform the duties contemplated by this Agreement, , and (c) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of the Executive, enforceable in accordance with its terms.

SECTION 11.02.  Company Representations.  The Company hereby represents and warrants to the Executive that (a) all acts required to be taken to authorize, deliver and perform this Agreement and the obligations of the Company provided for hereunder have been duly taken; and (b) upon the execution and delivery of this Agreement by the Company, this Agreement will be valid and binding obligation of the Company, enforceable in accordance with its terms.

ARTICLE 12

MISCELLANEOUS

SECTION 12.01. Remedies. The Company will have all rights and remedies set forth in this Agreement, all rights and remedies which the Company has been granted at any time under any other agreement or contract and all of the rights which the Company has under any law. The Company will be entitled to enforce such rights specifically, without posting a bond or other security, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. There are currently no disciplinary or grievance procedures in place, there is no collective agreement in place, and there is no probationary period.

SECTION 12.02. Consent to Amendments. The provisions of this Agreement may be amended or waived only by a written agreement executed and delivered by the Company and the Executive. No other course of dealing between the parties to this Agreement or any delay in exercising any rights hereunder will operate as a waiver of any rights of any such parties.

SECTION 12.03. Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not, provided that the Executive may not assign his rights or delegate his obligations under this Agreement without the written consent of the Company.

SECTION 12.04. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

SECTION 12.05. Counterparts. This Agreement may be executed simultaneously in two counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.

SECTION 12.06. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

SECTION 12.07. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and shall be delivered personally by hand, by electronic transmission (with a copy following by hand or by overnight courier), by registered or certified mail, postage prepaid, return receipt requested, or by overnight courier service (charges prepaid).  Communications delivered personally by hand shall be deemed received on the date when delivered personally to the recipient; communications sent by electronic means shall be deemed received one (1) business day after the sending thereof; communications sent by registered or certified mail shall be deemed received four (4) business days after the sending thereof; and communications delivered by overnight courier shall be deemed received one (1) business day after the date when sent to the recipient.  Such notices, demands and other communications will be sent to the Executive and to the Company at the addresses set forth below.

If to the Executive:	To the last address delivered to the Company by the Executive in the manner set forth herein.

If to the Company:	Arch Capital Group Ltd.
Wessex House, 5th Floor
45 Reid Street
Hamilton HM 12, Bermuda
Attention: Secretary
Tel: (441) 278-9250
Fax: 441-278-9255
Email: Dawna.Ferguson@conyersdillandpearman.com

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

SECTION 12.08. Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

SECTION 12.09. 409A and 457A.  It is intended that this Agreement will comply with Sections 409A and 457A of the Internal Revenue Code of 1986, as amended (the “Code”) (and any regulations and guidelines issued thereunder), to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent.  If an amendment of the Agreement is necessary in order for it to comply with Section 409A or Section 457A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible.  No action or failure to act, pursuant to this Section 12.09 shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes, interest or penalties pursuant to Section 409A or Section 457A of the Code.

Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the date of his “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account the applicable provisions of Treasury Regulation Section 1.409A-1(b)(9)(iii)), the portion, if any, of such payment so required to be delayed shall not be made prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of his “separation from service” or (ii) the date of his death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein.  Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A of the Code.  In no case will compliance with this Section by the Company constitute a breach of the Company’s obligations under this Agreement.

With respect to any reimbursement or in-kind benefit arrangements of the Company and its subsidiaries provided for herein that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

SECTION 12.10. Excess Parachute Payments.

(a)           Notwithstanding any other provision of this Agreement, in the event that the amount of payments or other benefits payable to the Executive under this Agreement (including, without limitation, the acceleration of any payment or the accelerated vesting of any payment or other benefit), together with any payments, awards or benefits payable under any other plan, program, arrangement or agreement maintained by the Company or one of its Affiliates, would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code), the payments under Section 5.02 of this Agreement shall be reduced (by the minimum possible amounts) until no amount payable to the Executive under this Agreement constitutes an “excess parachute payment” (within the meaning of Section 280G of the Code); provided, however, that no such reduction shall be made if the net after-tax payment (after taking into account federal, state, local or other income, employment and excise taxes) to which the Executive would otherwise be entitled without such reduction would be greater than the net after-tax payment (after taking into account federal, state, local or other income, employment and excise taxes) to the Executive resulting from the receipt of such payments with such reduction.

(b)           All determinations required to be made under this Section 12.10, including whether a payment would result in an “excess parachute payment” and the assumptions to be utilized in arriving at such determinations, shall be made by an accounting firm designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive as requested by the Company or the Executive.  All fees and expenses of the Accounting Firm shall be borne solely by the Company and shall be paid by the Company.  Absent manifest error, all determinations made by the Accounting Firm under this Section 12.10 shall be final and binding upon the Company and the Executive.

SECTION 12.11. No Third Party Beneficiary. This Agreement will not confer any rights or remedies upon any person other than the Company, the Executive and their respective heirs, executors, successors and assigns.

SECTION 12.12. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof (except that the Agreement, between the Executive and Arch Insurance Group Inc, dated as of August 1, 2006 and amended as of November 24, 2008, shall remain in effect until the Start Date).  This Agreement shall serve as a written statement of employment for purposes of Section 6 of the Bermuda Employment Act 2000.

SECTION 12.13. Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The use of the word “including” in this Agreement means including without limitation and is intended by the parties to be by way of example rather than limitation.

SECTION 12.14. Survival. Sections 3.04, 5.02, 5.03, 5.04, 6.01, 7.01, 8.01 and Articles 9, 10, 11 and 12 will survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

SECTION 12.15. GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY THE INTERNAL LAW OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

SECTION 12.16. Jurisdiction. The parties agree to the nonexclusive jurisdiction of the federal and state courts situated in New York County, New York, for the resolution of any dispute arising under this Agreement or under any share-based award agreements between the Company and the Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

ARCH CAPITAL GROUP LTD.

By:	/s/ Constantine Iordanou
Name:	Constantine Iordanou
Title:	Chairman, President and Chief Executive Officer

/s/ Mark D. Lyons
Mark D. Lyons